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                                                                   EXHIBIT 11

                              MARK IV INDUSTRIES, INC.
               STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                   (Amounts in Thousands, Except Per Share Data)

                                                        For the Fiscal Year Ended
                                                        the Last Day of February
                                                     -----------------------------

Primary Earnings Per Share                          1997        1996       1995
--------------------------                          ----        ----       ----


Primary Shares Outstanding:
 Weighted average number of shares outstanding      66,263      66,151     53,566
 Net effect of dilutive stock options (1)              394         454        446
   Total                                            66,657      66,605     54,012


Income from continuing operations                 $ 32,700    $ 82,800   $ 55,000
Income per share from continuing operations (2)   $    .49    $   1.24   $   1.02

Income from discontinued operations               $ 23,400    $  9,600   $ 12,900
Income per share from discontinued
 operations (2)                                   $    .35    $    .15   $    .24

Loss from extraordinary items                     $   -       $   -      $ (1,100)
Loss per share from extraordinary items (2)       $   -       $   -      $   (.02)


Fully-diluted Earnings Per Share
Fully-diluted Shares Outstanding:
  Weighted average number of shares
   outstanding                                      66,263      66,151     53,566
  Shares issuable upon conversion of the
   Company's 6-1/4% Convertible Debentures            -           -         6,617
  Net effect of dilutive stock options (1)             456         454        471
    Total                                           66,719      66,605     60,654

Income from continuing operations                  $32,700    $ 82,800   $ 55,000
Interest for 6-1/4% Convertible Debentures,
 net of tax effect                                    -           -         3,200
Income from continuing operations applicable
 to fully diluted shares                          $ 32,700    $ 82,800   $ 58,200
Income per share from continuing operations       $    .49    $   1.24   $    .96

Income from discontinued operations               $ 23,400    $  9,600   $ 12,900
Income per share from discontinued operations     $    .35    $    .15   $    .21

Loss from extraordinary items                     $   -       $   -      $ (1,100)
Loss per share from extraordinary items           $   -       $   -      $   (.02)

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(1)   The net effects for fiscal 1997, 1996 and 1995 are based upon the treasury stock method using average market prices during the periods for the primary amounts, and the higher of the average market prices or the market price at year-end for the fully-diluted amounts.

(2) Primary earnings per share have been reported in the Company's financial statements based only upon the shares of common stock outstanding, since the dilutive effect of the stock options is not considered to be material.

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